Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectuses constituting part of this Registration Statement on Form S-3 of our report dated February 4, 2003 relating to the financial statements, appearing on page F-1 of The Equitable Life Assurance Society of the United States' Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 4, 2003 relating to the consolidated financial statement schedules, which appears on page F-51 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "About our independent accountants" in the Prospectuses.




/s/ PricewaterhouseCoopers LLP
New York, New York
April 23, 2003